First Amendment to Bylaws
                                       of
                          International Game Technology


         The following provisions to the International Game Technology corporate bylaws shall be amended as follows:

1. Section 1.02 -Shall be deleted in its entirety and replaced with the following language:

         Section 1.02 -Principal Office and Resident Agent. The address of the principal office of the corporation is 9295 Prototype Drive, Reno, Nevada 89511; and the name of the resident agent at this address is Brian McKay.

2. Section 3.01 -The existing language will be deleted in its entirety and replaced with the following language:

         Section 3.0 I Place of Meetings. Any meeting of the shareholders of the corporation may be held at its registered office in the State of Nevada or at such other place in or out of the United States as the Board of Directors may designate A waiver of notice signed by shareholders entitled to vote may designate any place for the holding of such meeting.

3. Section 3.02- The existing language will be deleted in its entirety and replaced with the following language:

         Section 3.02 Annual Meetings. An annual meeting of the shareholders of the corporation shall be held on the date and at the time and place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors of the corporation to serve during the ensuing year and for the transaction of such other business as may properly come before the meeting. If the election of the directors is not held on the day designated herein for any annual meeting of the stockholders, or at any adjournment thereof, the president shall cause the election to be held at a special meeting of the stockholders as soon thereafter as is convenient.

4.       Section 4.10 -The existing language will be deleted in its entirety

5.       The following will be added as Article 6 of the Bylaws.



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                                   ARTICLE VI
                   Indemnification of Directors and Officers.


                  Section 6.01 Policy. It is the policy and intention of the corporation to provide to its officers and directors broad and comprehensive indemnification from liability to the full extent permitted by law, as amended from time to time.

                  Section 6.02 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the laws of Nevada, as the same exist or may hereafter be amended, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (c) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this article or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  Section 6.03 Right of Claimant to Bring Suit. If a claim under this article is not paid in full by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a

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defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Nevada law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counselor its shareholders) that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet such standard of conduct.

                  Section 6.04 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders, or disinterested directors or otherwise.

                  Section 6.05 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Nevada law.

                  Section 6.06 Expenses as a Witness. To the extent that any director, officer, employee or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

                  Section 6.07 Indemnity Agreement. The corporation may enter into agreements with any director, officer, employee or agent of the corporation to the fullest extent permitted by Nevada law.

                  Section 6.08 Effect of Repeal or Modification Any repeal or modification of this section shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

6. Article 6 will be revised to read Article 7 and all sub-sections contained therein shall be revised accordingly.
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7.       Article 7 will be revised to read Article 8 and all sub-sections contained therein shall be revised accordingly.

All other provisions contained in the International Game Technology corporate bylaws will remain in full force and effect.

The undersigned duly elected secretary of the corporation does hereby certify that the foregoing First Amendment to Bylaws was adopted by the Board of Directors on the 5th day of May, 1998.

                                              Brian McKay, Secretary